International Flavors & Fragrances Inc.

521 West 57th Street

New York, NY 10019

T +212.765.5500

F +212.708.7132

iff.com

Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact: Michael DeVeau

              VP, Global Corporate Communications & Investor Relations

              212-708-7164

              Michael.DeVeau@iff.com

IFF Elects Stephen Williamson to Board of Directors

NEW YORK, NY – August 1, 2017 – International Flavors & Fragrances Inc. (NYSE:IFF) (Euronext Paris:IFF), a leading innovator of sensory experiences that move the world, announced that Stephen Williamson, Senior Vice President and Chief Financial Officer of Thermo Fisher Scientific, has been elected to the Company’s Board of Directors, effective immediately. Mr. Williamson will also be a member of the Company’s Audit Committee.

“We’re delighted to welcome Stephen to the IFF Board,” said IFF Chairman and CEO Andreas Fibig. “He is an accomplished finance leader with extensive international senior management experience. He brings a deep understanding of the power of innovation and R&D as well as the value of M&A – core components of IFF’s strategy. We believe Stephen will add considerable insight and guidance as we execute our long-term strategy and create shareholder value.”

Appointed to his current role in August 2015, Mr. Williamson is responsible for the company’s finance, tax, treasury and investor relations functions. He joined Thermo Fisher in 2001 as Vice President, European Financial Operations, based in the U.K., and oversaw its integration activities across Europe. In 2004, Mr. Williamson moved to the U.S. and held finance leadership roles for many of Thermo Fisher’s operating businesses. In 2008, he became Vice President of Financial Operations for the company and led the finance function supporting all businesses. During his 15-year tenure, Mr. Williamson has been involved in over 100 acquisitions.

Prior to Thermo Fisher, Mr. Williamson served as Vice President and Chief Financial Officer, Asia-Pacific for Honeywell International (formerly AlliedSignal) in Singapore and held other finance roles in corporate development and operational finance. He began his career with Price Waterhouse in the transaction support group and the audit practice, working in both London and New York.

Mr. Williamson holds a bachelor’s degree in accounting and finance from the University of Wales and is a member of the Institute of Chartered Accountants of England and Wales.

Meet IFF

International Flavors & Fragrances Inc. (NYSE:IFF) (Euronext Paris:IFF) is a leading innovator of sensorial experiences that move the world. At the heart of our company, we are fueled by a sense of discovery, constantly asking “what if?”. That passion for exploration drives us to co-create unique products that consumers taste, smell, or feel in fine fragrances and beauty, detergents and household goods, as well as beloved foods and beverages. Our 7,400 team members globally take advantage of leading consumer insights, research and development, creative expertise, and customer intimacy to develop differentiated offerings for consumer products. Learn more at www.iff.com, Twitter, Facebook, Instagram, and LinkedIn.

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